Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports First Quarter 2024 Financial Results
ALEXANDRIA, Louisiana, April 25, 2024 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the first quarter of 2024.
Net income for the first quarter of 2024 was $8.2 million, or $1.16 per diluted common share (“EPS”), a decrease of $104,000, or 1.3%, compared to $8.3 million, or $1.16 EPS, for the fourth quarter of 2023, and a decrease of $1.4 million, or 14.7%, compared to $9.6 million, or $1.33 EPS, for the first quarter of 2023. For the first quarter of 2024, the quarterly return on assets was 1.07%, and the quarterly return on equity was 10.77%.
First Quarter 2024 Performance and Operational Highlights
In the first quarter of 2024, the Company had a consistent net interest margin and consistent earnings, higher loans, and slightly lower deposits and assets. A significant stock buyback transaction was completed, and the quarterly dividend was increased to $0.09 per common share.
•Net income for the first quarter of 2024 was $8.2 million compared to $8.3 million for the prior quarter. Net income in the first quarter benefited from approximately $800,000 of nonrecurring noninterest income payments and operating expense reduction items.
•Net interest income and net interest margin fully tax equivalent (“FTE”) were fairly consistent between the first quarter of 2024 and the prior quarter. Net interest income for the first quarter of 2024 was $21.4 million compared to $21.3 million for the prior quarter. Net interest margin FTE for the first quarter of 2024 was 2.83% compared to 2.82% for the prior quarter. These results were due to improved yields on securities and loans offset by higher deposit costs.
•As of March 31, 2024, assets were $3.07 billion, which was $55.5 million, or 1.8%, lower than December 31, 2023. The decrease was due to a $56.0 million decrease in deposits.
•Deposits totaled $2.75 billion as of March 31, 2024, a decrease of $56.0 million, or 2.0%, compared to $2.80 billion as of December 31, 2023. This decrease was mainly due to the seasonal outflow of funds from public entity customers.
•As of March 31, 2024, loans held for investment (“HFI”) were $2.04 billion, an increase of $45.2 million, or 2.3%, compared to $1.99 billion as of December 31, 2023. The growth in loans HFI was primarily a result of new loan activity in various markets across Louisiana.
•In the first quarter of 2024, average liquid assets, which are cash and cash equivalents, decreased $26.6 million to $254.7 million, compared to $281.3 million for the fourth quarter of 2023. The liquid assets to assets ratio was 7.48% as of March 31, 2024.
•As of March 31, 2024, nonperforming assets (“NPA(s)”) were $2.5 million, or 0.08% of assets, and the allowance for credit losses (“ACL”) was $21.6 million, or 1.06% of loans HFI.
•We paid a quarterly cash dividend of $0.09 per common share in the first quarter of 2024, up from $0.08 per common share for each quarter in 2023.
•On March 13, 2024, the Company entered into a privately negotiated stock repurchase agreement for the purchase of 200,000 shares of the Company’s common stock for a total purchase price of $10.0 million. This repurchase was supplemental to the Company’s stock repurchase program, and as of March 31, 2024, all $5.0 million of the 2024 stock repurchase program was available. The stock repurchase program is effective through December 31, 2024.
•As of March 31, 2024, capital levels were strong with a stockholders’ equity to assets ratio of 9.74%, a leverage ratio of 11.44%, and a total risk-based capital ratio of 17.84%.
•In January of 2024, Michael J. Brown, CFA, was appointed to the boards of directors of each the Company and the Bank. Mr. Brown’s most recent roles include serving as President of Regional Banking for First Horizon Bank and Chief Operating Officer for IBERIABANK.
•Recently, S&P Global Market Intelligence ranked the Bank 15th of the top 50 best-performing community banks in 2023 with assets between $3.0 and $10.0 billion.
Blake Chatelain, President and Chief Executive Officer, stated, “The first quarter of 2024 was one of steady, consistent performance by the Company. Also, we were pleased to increase the quarterly cash dividend, complete a significant stock buyback transaction, and welcome Michael J. Brown, CFA to the board of directors.
“Our financial results included having a consistent net interest margin and earnings, solid loan growth, and strong capital ratios. Over the past three quarters, the net interest margin has slowly increased as we have improved loan yields while diligently managing deposit rate pressures and costs. Our bankers have done an outstanding job with providing lending services to new and existing customers. For the second quarter in a row, new loan activity has been solid, and loans HFI crossed the $2.0 billion mark in the first quarter of 2024. As expected, deposits and assets decreased with normal seasonal public entity deposit activity, while other customer deposit balances remained fairly consistent. Due to having strong capital levels, we increased the quarterly cash dividend per common share from $0.08 in 2023 to $0.09 for the first quarter of 2024 and completed a large stock buyback transaction.
“For the second year, Red River Bank was selected as a Top 50 Community Bank by S&P Market Intelligence. Our ranking of 15th for 2023 is an honor and reflection of our financial performance and strength.
“As we move through 2024, we believe we are well positioned for the year ahead. The Company is well capitalized, has consistent earnings, excellent asset quality, and plenty of opportunity to expand our services in the Louisiana markets that we serve. We look forward to taking care of our customers, employees, and shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the first quarter of 2024 were fairly consistent with the prior quarter. In the first quarter of 2024, improved yields on earning assets were offset by higher deposit costs. The Federal Open Market Committee (“FOMC”) kept the federal funds rate consistent between the third quarter of 2023 and the first quarter of 2024.
Net interest income for the first quarter of 2024 was $21.4 million, which was $69,000, or 0.3%, higher than the fourth quarter of 2023, due to a $977,000 increase in interest and dividend income, offset by a $908,000 increase in interest expense. The increase in interest and dividend income was due to higher interest income on loans and securities, partially offset by lower interest income on short-term liquid assets. Loan income increased $995,000 due to higher rates on new and renewed loans, combined with higher balances in loans HFI. The average rate on new and renewed loans was 7.56% for the first quarter of 2024, compared to 7.39% for the prior quarter. Interest income on securities increased $408,000, primarily due to higher yields on securities recently purchased. Interest income on short-term liquid assets decreased due to lower balances in these accounts during the first quarter. The increase in interest expense was due to higher rates on new and renewed time deposits and larger balances in certain higher cost deposit accounts.
The net interest margin FTE increased one basis point (“bp(s)”) to 2.83% for the first quarter of 2024, compared to 2.82% for the prior quarter. This increase was due to improved yields on securities and loans, offset by higher deposit costs. The yield on securities increased 22 bps, due to reinvesting securities cash flows received into new securities at higher yields. The yield on loans increased 15 bps due to higher rates on new and renewed loans. These increases were largely offset by a 33 bp increase in the rate on time deposits during the first quarter. The cost of deposits increased 15 bps to 1.70% for the first quarter of 2024, compared to 1.55% for the previous quarter.
In the first quarter of 2024, the target range for the federal funds rate remained at 5.25%-5.50%. The market’s expectation is that the FOMC will lower the federal funds rate in 2024. During the remainder of 2024, we anticipate receiving approximately $100.0 million in securities cash flows. We expect to redeploy these cash flows into higher yielding assets, which should benefit both net interest income and net interest margin FTE. As of March 31, 2024, floating rate loans were 13.3% of loans HFI, and floating rate transaction deposits were 6.4% of interest-bearing transaction deposits. Depending on balance sheet activity and the movement in interest rates, we expect the net interest margin FTE to improve slightly throughout 2024.
Provision for Credit Losses
The provision for credit losses for the first quarter of 2024 was $300,000, which was $50,000 higher than the provision for credit losses of $250,000 for the prior quarter. The provision in the first quarter was due to potential economic challenges resulting from the current inflationary environment, changing monetary policy, and loan growth. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.
Noninterest Income
Noninterest income totaled $4.9 million for the first quarter of 2024, a decrease of $259,000, or 5.0%, compared to $5.2 million for the previous quarter. The decrease was mainly due to a loss on equity securities and decreases in service charges on deposit accounts, loan and deposit income, and Small Business Investment Company (“SBIC”) income, partially offset by an increase in net debit card income.
Equity securities are an investment in a Community Reinvestment Act (“CRA”) mutual fund consisting primarily of bonds. The gain or loss on equity securities is a fair value adjustment primarily driven by changes in the interest rate environment. Due to the fluctuations in market rates between quarters, equity securities had a loss of $31,000 in the first quarter of 2024, compared to a gain of $132,000 for the fourth quarter of 2023.
Services charges on deposit accounts for the first quarter of 2024 were $1.4 million, a decrease of $91,000, or 6.2%, compared to $1.5 million for the prior quarter. This decrease was mainly due to adjustments to the deposit fee schedule in the first quarter of 2024.
Loan and deposit income totaled $492,000 for the first quarter of 2024, a decrease of $83,000, or 14.4%, compared to $575,000 for the previous quarter. This decrease was primarily related to less annual renewals of letters of credit in the first quarter of 2024, compared to the fourth quarter of 2023.

SBIC income for the first quarter of 2024 was $352,000, a decrease of $41,000, or 10.4%, compared to $393,000 for the prior quarter. This decrease was primarily due to lower distributions from these partnerships in the first quarter. We received distribution payments of $114,000 in the first quarter of 2024 and $166,000 in the fourth quarter of 2023, in addition to the normal income from these partnerships.
Debit card income, net, totaled $1.0 million for the first quarter of 2024, an increase of $147,000, or 16.8%, compared to $875,000 for the previous quarter. We terminated our existing debit card provider contract, which resulted in $145,000 of nonrecurring income for the first quarter of 2024. In January 2024, a newly negotiated debit card provider contract became effective.
Operating Expenses
Operating expenses for the first quarter of 2024 totaled $15.9 million, a decrease of $150,000, or 0.9%, compared to $16.0 million for the previous quarter. This decrease was due to lower loan and deposit expenses and data processing expense, partially offset by higher personnel expenses and other taxes.
Loan and deposit expenses totaled ($42,000) for the first quarter of 2024, a decrease of $298,000, or 116.4%, from the previous quarter. This decrease was primarily due to the receipt of a $262,000 negotiated, variable rebate from a vendor in the first quarter of 2024.
Data processing expense totaled $347,000 for the first quarter of 2024, a decrease of $284,000, or 45.0%, from the previous quarter. This decrease was attributable to receipt of a $284,000 periodic refund from our data processing center in the first quarter of 2024.
Personnel expenses totaled $9.6 million for the first quarter of 2024, an increase of $317,000, or 3.4%, from the previous quarter. This increase was primarily due to net staff changes, restarting of payroll tax expense, and increased revenue-based commission compensation. As of March 31, 2024 and December 31, 2023, we had 358 and 362 total employees, respectively.
Other taxes totaled $737,000 for the first quarter of 2024, an increase of $58,000, or 8.5%, from the previous quarter. This increase was primarily due to higher stock repurchase tax expense related to higher stock repurchases in the first quarter of 2024.
Asset Overview
As of March 31, 2024, assets were $3.07 billion, compared to assets of $3.13 billion as of December 31, 2023, a decrease of $55.5 million, or 1.8%. In the first quarter, assets were impacted by a $56.0 million, or 2.0%, decrease in deposits. In the first quarter of 2024, liquid assets decreased $75.6 million, or 24.8%, to $229.8 million and averaged $254.7 million for the first quarter. As of March 31, 2024, we had sufficient liquid assets available and $1.65 billion accessible from other liquidity sources. The liquid assets to assets ratio was 7.48% as of March 31, 2024. Total securities decreased $26.1 million, or 3.6%, to $688.2 million in the first quarter and were 22.4% of assets as of March 31, 2024. During the first quarter, loans HFI increased $45.2 million, or 2.3%, to $2.04 billion. The loans HFI to deposits ratio was 74.22% as of March 31, 2024, compared to 71.13% as of December 31, 2023.
Securities
Total securities as of March 31, 2024, were $688.2 million, a decrease of $26.1 million, or 3.6%, from December 31, 2023. Securities decreased primarily due to maturities and principal repayments exceeding purchases.
The estimated fair value of securities AFS totaled $546.0 million, net of $65.3 million of unrealized loss, as of March 31, 2024, compared to $570.1 million, net of $62.2 million of unrealized loss, as of December 31, 2023. As of March 31, 2024, the amortized cost of securities held-to-maturity (“HTM”) totaled $139.3 million compared to $141.2 million as of December 31, 2023. As of March 31, 2024, securities HTM had an unrealized loss of $24.5 million compared to $22.2 million as of December 31, 2023.
As of March 31, 2024, equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $2.9 million compared to $3.0 million as of December 31, 2023.

Loans
Loans HFI as of March 31, 2024, were $2.04 billion, an increase of $45.2 million, or 2.3%, from December 31, 2023, primarily due to new loan activity in various markets across Louisiana.

Loans HFI by Category
	March 31, 2024		December 31, 2023		Change from December 31, 2023 to March 31, 2024
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$870,085	42.7%	$851,582	42.7%	$18,503	2.2%
One-to-four family residential	608,617	29.9%	599,487	30.1%	9,130	1.5%
Construction and development	116,181	5.7%	125,238	6.3%	(9,057)	(7.2%)
Commercial and industrial	347,094	17.0%	315,327	15.8%	31,767	10.1%
Tax-exempt	67,548	3.3%	72,913	3.7%	(5,365)	(7.4%)
Consumer	28,547	1.4%	28,311	1.4%	236	0.8%
Total loans HFI	$2,038,072	100.0%	$1,992,858	100.0%	$45,214	2.3%
Commercial real estate (“CRE”) loans are collateralized by owner occupied and non-owner occupied properties mainly in Louisiana. Non-owner occupied office loans were $57.8 million, or 2.8% of loans HFI, as of March 31, 2024, and are primarily centered in low-rise suburban areas. The average CRE loan size was $950,000 as of March 31, 2024.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of March 31, 2024, total health care loans were 8.3% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.6% of loans HFI, and loans to physician and dental practices were 3.5% of loans HFI. The average health care loan size was $368,000 as of March 31, 2024.
Asset Quality and Allowance for Credit Losses
NPAs totaled $2.5 million as of March 31, 2024, a decrease of $72,000, or 2.8%, from December 31, 2023, primarily due to the sale of a foreclosed asset. The ratio of NPAs to assets was 0.08% as of March 31, 2024, and December 31, 2023.
As of March 31, 2024, the ACL was $21.6 million, and the ratio of ACL to loans HFI was 1.06% compared to 1.07% as of December 31, 2023. The net charge-offs to average loans ratio was 0.00% for the first quarter of 2024 and 0.01% for the fourth quarter of 2023.

Deposits
As of March 31, 2024, deposits were $2.75 billion, a decrease of $56.0 million, or 2.0%, compared to December 31, 2023. Average deposits for the first quarter of 2024 were $2.76 billion, an increase of $12.0 million, or 0.4%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	March 31, 2024		December 31, 2023		Change from December 31, 2023 to March 31, 2024
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$895,439	32.6%	$916,456	32.7%	$(21,017)	(2.3%)
Interest-bearing deposits:
Interest-bearing demand deposits	132,523	4.9%	138,380	5.0%	(5,857)	(4.2%)
NOW accounts	385,585	14.0%	468,483	16.7%	(82,898)	(17.7%)
Money market accounts	557,139	20.3%	541,607	19.3%	15,532	2.9%
Savings accounts	176,777	6.4%	173,741	6.2%	3,036	1.7%
Time deposits less than or equal to $250,000	406,369	14.8%	392,094	14.0%	14,275	3.6%
Time deposits greater than $250,000	192,059	7.0%	171,127	6.1%	20,932	12.2%
Total interest-bearing deposits	1,850,452	67.4%	1,885,432	67.3%	(34,980)	(1.9%)
Total deposits	$2,745,891	100.0%	$2,801,888	100.0%	$(55,997)	(2.0%)

Deposits by Customer Type
	March 31, 2024		December 31, 2023		Change from December 31, 2023 to March 31, 2024
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,367,713	49.8%	$1,343,448	47.9%	$24,265	1.8%
Commercial	1,160,663	42.3%	1,170,670	41.8%	(10,007)	(0.9%)
Public	217,515	7.9%	287,770	10.3%	(70,255)	(24.4%)
Total deposits	$2,745,891	100.0%	$2,801,888	100.0%	$(55,997)	(2.0%)
Deposits decreased in the first quarter of 2024, mainly as a result of the seasonal outflow of funds from public entity customers, partially offset by an increase in new consumer time deposit activity.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of March 31, 2024, the average deposit account size was approximately $28,000.
As of March 31, 2024, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $809.5 million, or 29.5% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of March 31, 2024, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $635.7 million, or 23.2% of total deposits. Our cash and cash equivalents of $229.8 million combined with our available borrowing capacity of $1.65 billion equaled 232.2% of our estimated uninsured deposits and 295.7% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of March 31, 2024, was $299.3 million compared to $303.9 million as of December 31, 2023. The $4.5 million, or 1.5%, decrease in stockholders’ equity during the first quarter of 2024 was attributable to the repurchase of 200,000 shares of common stock for $10.0 million, a $2.2 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities, and $638,000 in cash dividends, partially offset by $8.2 million of net income and $119,000 of stock compensation. We paid a quarterly cash dividend of $0.09 per share on March 21, 2024.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Net Income	$8,188	$8,292	$9,598

Per Common Share Data:
Earnings per share, basic	$1.16	$1.16	$1.34
Earnings per share, diluted	$1.16	$1.16	$1.33
Book value per share	$43.43	$42.85	$38.54
Tangible book value per share(1)	$43.20	$42.63	$38.33
Realized book value per share(1)	$52.52	$51.38	$48.09
Cash dividends per share	$0.09	$0.08	$0.08
Shares outstanding	6,892,448	7,091,637	7,177,650
Weighted average shares outstanding, basic	7,050,048	7,128,988	7,182,782
Weighted average shares outstanding, diluted	7,066,709	7,145,870	7,196,354

Summary Performance Ratios:
Return on average assets	1.07%	1.08%	1.28%
Return on average equity	10.77%	11.63%	14.33%
Net interest margin	2.80%	2.78%	3.07%
Net interest margin FTE	2.83%	2.82%	3.13%
Efficiency ratio	60.37%	60.51%	56.84%
Loans HFI to deposits ratio	74.22%	71.13%	70.36%
Noninterest-bearing deposits to deposits ratio	32.61%	32.71%	38.81%
Noninterest income to average assets	0.64%	0.67%	0.58%
Operating expense to average assets	2.07%	2.08%	2.06%

Summary Credit Quality Ratios:
Nonperforming assets to assets	0.08%	0.08%	0.08%
Nonperforming loans to loans HFI	0.12%	0.13%	0.12%
Allowance for credit losses to loans HFI	1.06%	1.07%	1.09%
Net charge-offs to average loans	0.00%	0.01%	0.00%

Capital Ratios:
Stockholders’ equity to assets	9.74%	9.71%	9.13%
Tangible common equity to tangible assets(1)	9.69%	9.67%	9.08%
Total risk-based capital to risk-weighted assets	17.84%	18.28%	17.89%
Tier 1 risk-based capital to risk-weighted assets	16.82%	17.24%	16.85%
Common equity Tier 1 capital to risk-weighted assets	16.82%	17.24%	16.85%
Tier 1 risk-based capital to average assets	11.44%	11.56%	11.02%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
ASSETS
Cash and due from banks	$19,401	$53,062	$42,413	$36,662	$34,491
Interest-bearing deposits in other banks	210,404	252,364	279,786	185,409	194,727
Securities available-for-sale, at fair value	545,967	570,092	529,046	588,478	611,794
Securities held-to-maturity, at amortized cost	139,328	141,236	143,420	146,569	149,417
Equity securities, at fair value	2,934	2,965	2,833	3,946	4,010
Nonmarketable equity securities	2,261	2,239	2,190	4,330	3,506
Loans held for sale	1,653	1,306	2,348	4,586	2,046
Loans held for investment	2,038,072	1,992,858	1,948,606	1,947,631	1,921,850
Allowance for credit losses	(21,564)	(21,336)	(21,183)	(21,085)	(20,854)
Premises and equipment, net	57,539	57,088	56,466	55,566	55,065
Accrued interest receivable	9,995	9,945	8,778	8,239	8,397
Bank-owned life insurance	29,731	29,529	29,332	29,141	28,954
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	3,091	3,629	3,757	3,885	4,011
Other assets	32,940	32,287	36,815	32,291	31,622
Total Assets	$3,073,298	$3,128,810	$3,066,153	$3,027,194	$3,030,582

LIABILITIES
Noninterest-bearing deposits	$895,439	$916,456	$972,155	$989,509	$1,060,042
Interest-bearing deposits	1,850,452	1,885,432	1,787,738	1,674,674	1,671,343
Total Deposits	2,745,891	2,801,888	2,759,893	2,664,183	2,731,385
Other borrowed funds	—	—	—	60,000	—
Accrued interest payable	8,959	8,000	6,800	4,098	2,433
Lease liabilities	3,215	3,767	3,892	4,015	4,136
Accrued expenses and other liabilities	15,919	11,304	13,617	11,526	15,988
Total Liabilities	2,773,984	2,824,959	2,784,202	2,743,822	2,753,942
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	45,177	55,136	58,031	59,187	59,788
Additional paid-in capital	2,485	2,407	2,327	2,248	2,157
Retained earnings	314,352	306,802	299,079	291,630	283,236
Accumulated other comprehensive income (loss)	(62,700)	(60,494)	(77,486)	(69,693)	(68,541)
Total Stockholders’ Equity	299,314	303,851	281,951	283,372	276,640
Total Liabilities and Stockholders’ Equity	$3,073,298	$3,128,810	$3,066,153	$3,027,194	$3,030,582

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$25,893	$24,898	$21,764
Interest on securities	4,064	3,656	3,567
Interest on federal funds sold	—	—	635
Interest on deposits in other banks	3,039	3,438	1,738
Dividends on stock	22	49	28
Total Interest and Dividend Income	33,018	32,041	27,732
INTEREST EXPENSE
Interest on deposits	11,655	10,747	4,823
Total Interest Expense	11,655	10,747	4,823
Net Interest Income	21,363	21,294	22,909
Provision for credit losses	300	250	—
Net Interest Income After Provision for Credit Losses	21,063	21,044	22,909
NONINTEREST INCOME
Service charges on deposit accounts	1,368	1,459	1,393
Debit card income, net	1,022	875	934
Mortgage loan income	456	441	275
Brokerage income	987	1,039	807
Loan and deposit income	492	575	477
Bank-owned life insurance income	202	197	179
Gain (Loss) on equity securities	(31)	132	31
SBIC income	352	393	180
Other income (loss)	80	76	64
Total Noninterest Income	4,928	5,187	4,340
OPERATING EXPENSES
Personnel expenses	9,550	9,233	9,000
Occupancy and equipment expenses	1,616	1,647	1,717
Technology expenses	709	693	748
Advertising	337	347	281
Other business development expenses	475	537	436
Data processing expense	347	631	400
Other taxes	737	679	686
Loan and deposit expenses	(42)	256	205
Legal and professional expenses	618	664	516
Regulatory assessment expenses	404	423	406
Other operating expenses	1,122	913	1,093
Total Operating Expenses	15,873	16,023	15,488
Income Before Income Tax Expense	10,118	10,208	11,761
Income tax expense	1,930	1,916	2,163
Net Income	$8,188	$8,292	$9,598

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2024			December 31, 2023
(dollars in thousands)	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,015,063	$25,893	5.09%	$1,973,513	$24,898	4.94%
Securities - taxable	569,600	3,048	2.14%	568,147	2,634	1.85%
Securities - tax-exempt	197,817	1,016	2.05%	199,480	1,022	2.05%
Interest-bearing deposits in other banks	224,301	3,039	5.42%	250,483	3,438	5.41%
Nonmarketable equity securities	2,240	22	3.95%	2,192	49	8.95%
Total interest-earning assets	3,009,021	$33,018	4.35%	2,993,815	$32,041	4.20%
Allowance for credit losses	(21,402)			(21,158)
Noninterest-earning assets	100,486			82,225
Total assets	$3,088,105			$3,054,882
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,261,361	$5,680	1.81%	$1,219,766	$5,430	1.77%
Time deposits	582,847	5,975	4.12%	556,815	5,317	3.79%
Total interest-bearing deposits	1,844,208	11,655	2.54%	1,776,581	10,747	2.40%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,844,208	$11,655	2.54%	1,776,581	$10,747	2.40%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	913,114			968,715
Accrued interest and other liabilities	25,055			26,637
Total noninterest-bearing liabilities	938,169			995,352
Stockholders’ equity	305,728			282,949
Total liabilities and stockholders’ equity	$3,088,105			$3,054,882
Net interest income		$21,363			$21,294
Net interest spread			1.81%			1.80%
Net interest margin			2.80%			2.78%
Net interest margin FTE(3)			2.83%			2.82%
Cost of deposits			1.70%			1.55%
Cost of funds			1.56%			1.42%
(1)Includes average outstanding balances of loans held for sale of $2.0 million and $2.3 million for the three months ended March 31, 2024 and December 31, 2023, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended March 31,
	2024			2023
(dollars in thousands)	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,015,063	$25,893	5.09%	$1,918,336	$21,764	4.54%
Securities - taxable	569,600	3,048	2.14%	641,237	2,533	1.59%
Securities - tax-exempt	197,817	1,016	2.05%	205,512	1,034	2.01%
Federal funds sold	—	—	—%	55,411	635	4.58%
Interest-bearing deposits in other banks	224,301	3,039	5.42%	153,667	1,738	4.53%
Nonmarketable equity securities	2,240	22	3.95%	3,478	28	3.24%
Total interest-earning assets	3,009,021	$33,018	4.35%	2,977,641	$27,732	3.73%
Allowance for credit losses	(21,402)			(20,885)
Noninterest-earning assets	100,486			89,031
Total assets	$3,088,105			$3,045,787
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,261,361	$5,680	1.81%	$1,326,547	$3,029	0.93%
Time deposits	582,847	5,975	4.12%	366,214	1,794	1.99%
Total interest-bearing deposits	1,844,208	11,655	2.54%	1,692,761	4,823	1.16%
Other borrowings	—	—	—%	1	—	5.08%
Total interest-bearing liabilities	1,844,208	$11,655	2.54%	1,692,762	$4,823	1.16%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	913,114			1,061,135
Accrued interest and other liabilities	25,055			20,219
Total noninterest-bearing liabilities	938,169			1,081,354
Stockholders’ equity	305,728			271,671
Total liabilities and stockholders’ equity	$3,088,105			$3,045,787
Net interest income		$21,363			$22,909
Net interest spread			1.81%			2.57%
Net interest margin			2.80%			3.07%
Net interest margin FTE(3)			2.83%			3.13%
Cost of deposits			1.70%			0.71%
Cost of funds			1.56%			0.66%
(1)Includes average outstanding balances of loans held for sale of $2.0 million and $1.3 million for the three months ended March 31, 2024 and 2023, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Tangible common equity
Total stockholders’ equity	$299,314	$303,851	$276,640
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$297,768	$302,305	$275,094
Realized common equity
Total stockholders’ equity	$299,314	$303,851	$276,640
Adjustments:
Accumulated other comprehensive (income) loss	62,700	60,494	68,541
Total realized common equity (non-GAAP)	$362,014	$364,345	$345,181
Common shares outstanding	6,892,448	7,091,637	7,177,650
Book value per share	$43.43	$42.85	$38.54
Tangible book value per share (non-GAAP)	$43.20	$42.63	$38.33
Realized book value per share (non-GAAP)	$52.52	$51.38	$48.09

Tangible assets
Total assets	$3,073,298	$3,128,810	$3,030,582
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,071,752	$3,127,264	$3,029,036
Total stockholders’ equity to assets	9.74%	9.71%	9.13%
Tangible common equity to tangible assets (non-GAAP)	9.69%	9.67%	9.08%